Exhibit 10.2

                                    AGREEMENT

           THIS AGREEMENT, made this 24 day of JANUARY, 2002, by and among INTERPHARM INC., a NY corporation with an address of 75 Adams Avenue, Hauppauge New York ("Interpharm"), and UNITED RESEARCH LABORATORIES, INC., a Pennsylvania corporation ("URL") and MUTUAL PHARMACEUTICAL COMPANY, INC., a Pennsylvania corporation ("Mutual") (collectively "URL/Mutual"), both with an address of 1100 Orthodox Street, Philadelphia, PA 19124.

                              W I T N E S S E T H:

           WHEREAS, Interpharm is a current good manufacturing practice ("cGMP") manufacturer and testing laboratory for pharmaceutical products; and

           WHEREAS, URL/Mutual desires to purchase certain finished pharmaceutical products from Interpharm, and Interpharm desires to perform release and stability testing and manufacturing of said products for URL/Mutual.

           NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

1. PRODUCTS.
------------

     a. Interpharm will supply the following products, in varying strengths as described on Exhibit "A" attached hereto (the "Products"), to URL/Mutual, as provided in this Agreement:

                     Atenolol tablets
                     Allopurinol tablets
                     -------------------
                     -------------------

     b. Interpharm and URL/Mutual will work together as described in this Agreement to effectuate an FDA Site Transfer for the Products to Interpharm.

2. VALIDATION
-------------

     a. URL/Mutual will provide test methods, manufacturing instructions, an equipment list, and in process controls to Interpharm for the manufacture of the Products. URL/Mutual will provide copies of the approved test methods for the Products and facilitate the technology transfer in connection with the test methods. URL/Mutual shall provide technical and regulatory support for effectuating the FDA Site Transfer and URL/Mutual shall bear all necessary direct and indirect costs for the transfer, i.e., administrative costs (filing of CBE), supplying protocol, review of Batch records, but not to



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include modifications to Interpharm's facilities or equipment required for approval of such transfer. In no event shall the amount, if any, URL/Mutual is required to pay to Interpharm for costs incurred by Interpharm in connection with this Section exceed $3,000. URL/Mutual shall not be responsible for payment of any overhead or employment costs of Interpharm. Interpharm will manufacture and conduct release testing on the Products for distribution and sale by URL/Mutual Interpharm will furnish URL/Mutual with evidence of stability as defined in the stability protocol for the Products as supplied by URL/Mutual.


     b. Interpharm will prepare a manufacturing site validation protocol for URL/Mutual's approval. After approval, Interpharm will validate the manufacturing processes in accordance with the U.S. Food and Drug Administration laws, rules, regulations, and guidelines. Interpharm will manufacture three (3) consecutive validation batches for URL/Mutual prior to commercial sale of the Products. URL/Mutual shall have the right to review all documents relating to the technology transfer and testing prior to marketing the Products.

     c. URL/Mutual shall provide Interpharm with copies of all documentation, records and product history related to the manufacturing of the Products which is required to effectuate the FDA Site Transfer.

3. MANUFACTURE.
---------------

     a. Once commercial production of the Products commences, Interpharm shall manufacture, test and supply the Products as described in this Agreement as more specifically set forth as follows:

     i. The Products shall be labeled by Interpharm as listed on the purchase orders supplied by URL/Mutual, using labeling approved by URL/Mutual;

     ii. URL/Mutual shall have the exclusive right to distribute and sell the Products manufactured by Interpharm; and

     iii. During the term of this Agreement and for a period of five (5) years after the termination of this Agreement, Interpharm will not, directly or indirectly, distribute for sale any of the Products to any person or entity other than URL/Mutual, nor shall Interpharm reveal URL/Mutual's proprietary Product related information, nor use such information for the benefit of Interpharm or any other person, other than in connection with the fulfillment by Interpharm of its obligations hereunder.

     b. If URL/Mutual discontinues the sale of any Product during the term of this Agreement and URL/Mutual desires to grant to a third party the right to sell such Product by way of either a royalty agreement with a third party or the sale of URL/Mutual's ANDA for such Product, Interpharm will have the right to match any third party offer.



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4. MATERIALS.
-------------

     a. Interpharm will supply at its expense all materials required for the manufacture of the Products, including hut not limited to the active ingredients, inactive ingredients, packaging and labeling components, bottles, closures, fillers, inserts and corrugate.

     b. Interpharm shall use the active and inactive ingredient suppliers approved in the ANDA's for the Products and approved by URL/Mutual. For the FDA Site Transfer and validation batches, Interpharm shall use the excipients and packaging components approved in the ANDA's for the Products and approved by URL/Mutual. Subsequent to the approval of the CBE FDA Site Transfer Interpharm shall have the right to use alternate sources of excipients and packaging components so long as the excipients and packaging components meet the requirements as annual reportable changes in the CDER Guidance for Industry Changes to Approved NDAs and ANDAs. Interpharm will notify URL/Mutual in advance of such changes and provide sufficient documentation to support the change.

5. PURCHASING.
--------------

6. QUALITY OF PRODIJCTS.
------------------------

     a. Interpharm shall provide URL/Mutual a Certificate of Analysis for each lot of Products. In addition, Interpharm shall provide copies of documentation of any deviation in process or testing. Interpharm shall notify URL/Mutual of any OOS (out of specification) prior to performing an investigation to determine cause. URL/Mutual and Interpharm will work together to determine the cause of the OOS.

     b. Interpharm shall continue to manufacture and test the Products in conformance with the methods approved by URL/Mutual and current USP. Should URL/Mutual change any of the processes or methods or labeling, Interpharm shall be immediately notified, and shall implement the changes within a reasonable amount of time. URL/Mutual will pay for all costs associated with the foregoing changes including the cost of any remaining inventory of labels (in case of labeling changes).

     c. Interpharm shall act in good faith and correct any cGMP items cited by FDA during an inspection. Interpharm will furnish URL/Mutual with copies of any observations that impact on the manufacturing of the Products, and Interpharm's responses. In the event a necessary correction results in additional costs to the manufacturing processes related directly and exclusively to the Products and to no other products manufactured by Interpharm (i.e., additional testing, increased processing time or additional sampling), then those actual additional costs will be charged to URL/Mutual if the additional costs are solely attributable to the error or negligence of URL/Mutual. In the event the FDA initiates new requirements or material changes to the current manufacturing process of the Products which changes are not applicable to products manufactured by Interpharm other than the Products, then in such event all reasonable costs attributable to such changes or modifications shall be charged to URL/Mutual.


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     d. Interpharm shall comply with URL/Mutual's quality requirements as listed on Exhibit "B" attached hereto.

     e. Within a timely fashion, Interpharm shall permit and cooperate with a Quality Assurance cGMP audit of the manufacturing and testing facility. At the completion of the audit, Interpharm and URL/Mutual shall review the report and, if necessary, Interpharm shall make necessary corrections to the system to be in substantial cGMP compliance, at Interpharm's expense.

     f. During the time that Products are being manufactured by Interpharm for URL/Mutual, URL/Mutual shall have the right to give 72 hours notice to have a-man-in the plant, to inspect the processes, obtain samples of the Products, review current relevant documentation, and to review books and records to confirm compliance with this Agreement. Should URL/Mutual wish to conduct any additional investigation or audit, sufficient notice shall be given to allow Interpharm the time to accumulate the necessary documentation and schedule personnel to support the audit.

     g. Interpharm shall notify URL/Mutual immediately of any failure of any of the Products whether under release or stability testing.

     h. Product rejections that exceed the normal, allowable in process loss as defined in the batch record must he reported in writing to URL/Mutual prior to release of the batch.

     i. Temporary deviations from approved processes or test methods must he approved in writing by URL/Mutual prior to their implementation.

     j. Other than as provided above or required of the FDA Site Transfer, Interpharm shall not make changes to the manufacture, process, controls, methods or labeling of the Products without the prior written consent of URL/Mutual.

7. RETURNS.
-----------

If any Product sold to URL/Mutual is found during its expiration period to fail to meet ANDA in-process, release or stability specifications provided by URL/Mutual or have a defect listed in Exhibit "C" attached hereto, Interpharm will replace such Product and pay all freight and handling costs for the return and disposal of the defective lot, as well as provide replacement Products free of charge, and shall pay an amount not to exceed a maximum of $30,000 per incident to reimburse URL/Mutual for all administrative fees and expenses.

8. PRICES.
----------

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9. REPRESENTATIONS AND WARRANTIES. Interpharm represents and warrants to
----------------------------------
URL/Mutual as follows:

     a. Each Product shipped to URL/Mutual will not he, when shipped, adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act (the "Act") or an article which may not, under the provisions of Sections 404, 505 or 512 of the Act, be introduced into interstate commerce.

     b. Each Product will be manufactured in all respects in accordance with current Good Manufacturing Practices, as published and amended from time to time by the FDA, and Interpharm will comply with all other applicable laws in the manufacture, storage and shipment of the Products.

     c. The Products will comply with URL/Mutual's specifications at the time of delivery to URL/Mutual.

     d. Based upon URL/Mutual's forecasts to date, Interpharm has sufficient manufacturing capacity, experience and necessary equipment to produce the Products for URL/Mutual in accordance with URL/Mutual's ANDA's. Interpharm will obtain at its own expense any additional equipment needed to fulfill Interpharm's obligations under this Agreement.

     e. Interpharm is a cGMP manufacturer of pharmaceutical products and will maintain appropriate registrations with the FDA and State agencies as required.

     f. The methods, facilities, and controls for the manufacturing and testing of the Product are in conformance with all applicable requirements of the Act and specifically the Code of Federal Regulations Title 21 ss.ss.210 and 211 for Current Good Manufacturing Practices.

     g. Interpharm's facilities are in compliance with all applicable local, state, and federal laws, rules and regulations.

10. COVENANTS.

     a. Under Sections 306(a)(2) and (b)(1) of the Act Interpharm hereby certifies that it did not and will not use in any capacity the services of any person debarred under Section 306 of the Act in connection with the Products.

     b. The Products will be manufactured in conformance with the USP and the information provided in referenced ANDA's.



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     c. The final approved label and carton copy are to be generated by
URL/Mutual and provided to Interpharm. It is understood the content and format of the labeling must remain essentially as approved, and can only be modified to provide repacker or distributor information.

11. INDEMNIFICATION AND INSURANCE.

     a. Interpharm will indemnify, defend and hold harmless URL/Mutual and its officers, directors and employees against any loss, damage, action, suit, claim, demand, prosecution, liability or expense including attorney's fees and costs (all referred to hereinafter as a "Claim") that may be brought, instituted or arise against or be incurred by URL/Mutual (including, without limitation, product liability Claims) if such Claim is made or instituted by a third party and it arises out of: (i) Interpharm's negligence or willful misconduct in connection with this Agreement; (ii) Interpharm's failure to manufacture and supply the Products in accordance with this Agreement; (iii) the failure of any Product to comply with the representations and warranties in this Agreement; or
(iv) any other breach by Interpharm of this Agreement. If any Product is recalled from the market, then the foregoing indemnity shall include all of the expenses attendant thereto to the extent that the cause of such recall was the failure of any lot or batch of the Products to comply with the representations and warranties in this Agreement, including hut not limited to URL/Mutual's full cost of the recalled Products based on URL/Mutual's standard cost system and determined out of pocket costs in connection with the recall, including direct expenses (such as labor and handling to process the recall) and indirect expenses passed through by customers (such as handling, freight, administration, penalties, and other incidental expenses of the recall). The foregoing shall apply to any settlement of a Claim provided Interpharm consents to the terms of such settlement, however, such consent shall not unreasonably be withheld in the event the nature of any Claim is such that Interpharm is not wholly responsible, under the terms of this Section, and in the event the parties cannot agree as to culpability, thereafter resulting in litigation of such Claim, then in such event Interpharm's obligations to indemnify and hold URL/Mutual harmless under the terms of this Section shall be limited to the percent of Interpharm's culpability, as compared with the percent of URL/Mutual's culpability, as determined by the court.

     b. Interpharm will carry product liability insurance of at least $3 million in the aggregate with an insurance carrier reasonably acceptable to URL/Mutual, and Interpharm will name URL/Mutual as an additional insured under the policy. The policy will provide that it will not be canceled or modified without giving URL/Mutual 30 days prior written notice. Interpharm will deliver to URL/Mutual a certificate of insurance for the policy within 30 days after the execution of this Agreement.

12. TERM AND TF.RMINATION.

     a. This Agreement will have an initial term commencing on the date hereof and continuing for five (5) years thereafter and will be extended for an additional two (2) year term unless either party gives the other notice of termination at least six (6) months before the scheduled termination date.




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     b. Any party may terminate this Agreement by written notice if the other party materially breaches this Agreement and fails to cure the breach within 60 days after written notice of the breach. Upon termination of this Agreement, upon URL/Mutual's request Interpharm will produce and sell to URL/Mutual sufficient quantities of the Products to cover URL/Mutual's forecasts for a period of six (6) months and will thereafter return to URL/Mutual all technology for the Products.

     c. After termination of this Agreement for any reason other than for breach of this Agreement by URL/Mutual, Interpharm shall continue to he bound by the provisions of Section 3(a) above.

13. MISCELLANEOUS.

     a. This Agreement will be governed by the laws of the State of New York excluding conflicts of law provisions.

     b. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings among the parties with respect thereto, and may not be modified except by an instrument in writing signed by a duly authorized representative of each party.

     c. Neither party may assign this Agreement without the written consent of the other parties, however URL/Mutual may, without Interpharm's consent, assign this Agreement to any purchaser of substantially all of the assets of URL/Mutual or either URL or Mutual.

     d. No waiver or modification of any of the terms of this Agreement will be valid unless in writing and signed by a duly authorized representative of each party. Failure on one or more occasions by any party to enforce any rights under this Agreement will not be construed as a waiver or such rights, a continuing waiver or as a waiver in other instances.

     e. All notices under this Agreement will be in writing and sent to the address of the recipient set out above or at such other address as the recipient may notify. And such notice is deemed to have been served if by hand when delivered, if by overnight delivery service the day after deposited with the delivery service, if by first class post 48 hours after posting and if by facsimile transmission when dispatched.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, under seal, the day and year first above written.


UNITED RESEARCH LABORATORIES, INC.
By:
Name:
Title:






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MUTUAL PHARMACEUTICAL CO. INC.
By :
Name:
Title:

INTERPHARM, INC.
By:
Name:
Title:













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